Exhibit 4.26
English Translation of Chinese Original
Asset Transfer Agreement
By and between
CNPC Liaoyang Petrochemical Fiber Company
And
PetroChina Liaoyang Petrochemical Company
Dated August 28, 2009

This Agreement is entered into by and between the following two parties in Liaoyang City on August 28, 2009:
Party A: CNPC Liaoyang Petrochemical Fiber Company
Business License No.: 2110001100718
Registered Address: Liaoyang City, Liaoning Province
Party B: PetroChina Liaoyang Petrochemical Company
Business License No.: 211000004009999
Registered Address: Liaoyang City, Liaoning Province
Whereas,
(i)      Party A, a subsidiary of China National Petroleum Corporation (“CNPC”), is a wholly state-owned company established under the laws of the PRC on October 6, 1998,
(ii)     Party B, a branch of PetroChina Company Limited, is established on December 2, 1999; and
(iii)    Party A has agreed to transfer to Party B, and Party B has agreed to purchase from Party A, the refinery equipment and related assets (including liabilities associated therewith) owned by Party A, on the terms and conditions of this Agreement.
NOW, THEREFORE, the Parties hereby reach agreement as follows:
Article 1     Definitions
1.1	For purposes of this Agreement, unless otherwise specified in the context, terms used in this Agreement and the exhibits hereto shall have the meanings set forth below:

“Agreement”	shall mean this Asset Transfer Agreement entered into by and between Party A and Party B on August 28, 2009;

“Party A”	shall mean CNPC Liaoyang Petrochemical Fiber Company and its branches; and unless otherwise specified in the context, the term “Party A” shall include the assets and business of Party A;

“Party B”	shall mean PetroChina Liaoyang Petrochemical Company; and unless otherwise specified in the context, the term “Party B” shall include the assets and business of Party B;

“Target Assets”	shall mean the refinery equipment and related assets to be transferred hereunder, the scope of which is as further set forth in Exhibit 2 hereto;

“Closing”	shall have the meaning set forth in Article 4 hereof;

“Closing Date”	shall mean the later of August 31, 2009 or the date on which all the conditions set forth in Article 5 have been satisfied;

“Reference Date”	shall mean February 28, 2009, the reference date for the asset appraisal conducted for the purpose of the transfer contemplated hereunder; and

“Appraisal Report”	shall mean the asset appraisal report issued by China Enterprise Appraisal Co., Ltd. on May 31, 2009.

1.2	Unless otherwise specified herein, for the purposes of this Agreement,
(a)	All references herein to a party shall include the successors thereof;
(b)	All references herein to Articles or Schedules shall refer to Articles or Schedules of this Agreement;
(c)	This Agreement shall be construed to refer to this Agreement as extended, amended, modified or supplemented from time to time;
(d)	Headings used herein are for convenience only, and shall not in any way affect the interpretation or performance of this Agreement; and
(e)	Any subsidiary or branch of Party A shall not include Party B or any of its subsidiaries or branches.
Article 2          Delivery of Assets
2.1	Subject to the terms and conditions of this Agreement, Party A shall deliver to Party B, and Party B shall, in reliance on the applicable representations, warranties and covenants of Party A set forth herein, accept from Party A, the Target Assets, together all the rights associated therewith at present and in the future.

2.2	The Target Assets shall be as set forth in Exhibit 2 hereto.
Article 3          Transfer of Assets
The parties hereto agree that the price for the purchase of the Target Assets hereunder shall be RMB 218,831,800 (the “Purchase Price”), as determined based on the asset appraisal results set forth in the Appraisal Report prepared as of February 28, 2009, adopting as the Reference Date. The Purchase Price, after being adjusted by reference to the changes in the interest during the period from the Reference Date and the Closing Date as reflected on the financial statements of Party B, shall be paid to Party A in cash.

Article 4          Closing
4.1	Date of Closing

The closing of the assets transfer contemplated hereunder (the “Closing”) shall occur on the later of August 31, 2009 or the date on which all the conditions set forth in Article 5 herein below are satisfied (either the “Closing Date”).

4.2	At the Closing, Party A shall:
4.2.1	deliver to Party B:
(i)
the Target Assets and any and all the certificates, deeds, operating licenses, title documents and any other instruments (including without limitation, land use right certificates, certificate of title to buildings, account books, property insurance policies and receipt of premiums) indicating that all benefits to the ownership and operating rights of the Target Assets are obtained by Party B;

(ii)
any and all the required third party consents necessary for the transfer of the Target Assets, including without limitation, consent letters from relevant creditors and approvals from relevant governmental authorities; and

(iii)
any and all the effective contracts, account books, certificates, records and other documents, including financial records, that are possessed or controlled by Party A in connection with the Target Assets.

4.2.2	permit Party B to take possession of the Target Assets.
4.3
As from the Closing Date, Party B shall obtain the Target Assets and all the interest accrued thereon. Party B shall become the exclusive owner of the Target Assets and have all the right to operate the Target Assets as from the Closing Date.

4.4
Except as otherwise specified herein, any and all the profits, benefits, claims, liabilities and any other rights and obligations generated by the Target Assets prior to the Closing Date shall be owned and assumed by Party A.

4.5
In case Party A fails to fully comply with Section 4.2, Party B may at its own option, conduct the Closing as practicable, without any prejudice to any remedies otherwise available to Party B or any of Party B’s rights hereunder.

4.6
The Parties agree that after the Closing Date they shall carry out the registration of the changes relating to the Target Assets. Party A shall be obligated to cooperate with Party B to reapply for the certificates of operation qualifications and any other relevant qualifications and certificates relating to the Target Assets, and proactively assist Party B to carry out the registration of the relevant title changes.

Article 5          Conditions Precedent to Closing
5.1	The Closing shall be subject to the satisfaction of all the following conditions:
(a)	Party B has completed the due diligence with respect to the Target Assets;

(b)	Party A has obtained all the required consents to the transfer of the Target Assets from the creditors and any other relevant third parties;

(c)	there does not occur any material adverse change to the operation or technical performance of the Target Assets; or

(d)	as at the Closing Date, all the representations, warranties and covenants made by Party A herein shall remain true, accurate, complete and valid.
5.2
The parties hereto shall make all reasonable efforts to ensure that the conditions set forth in Section 5.1 will be fulfilled by August 31, 2009. In case any condition set forth in Section 5.1 fails to be fulfilled by August 31, 2009 for any reason attributable to Party A, Party B shall have the right to terminate this Agreement.

5.3
The parties hereto agree that in case any regulatory authority of the jurisdiction in which either party is listed or any PRC relevant governmental authority imposes any condition for the approval to the transfer of the Target Assets, the parties hereto shall negotiate to make corresponding and appropriate amendments to this Agreement and any other terms of the transaction based on such conditions. In case such negotiations fail and the performance of this Agreement will render either Party A or Party B to violate any PRC laws and/or any listing rules, such party shall have the right to terminate this Agreement at its own discretion.

Article 6          Party A’s Post-execution Obligations
6.1
Party A undertakes to Party B that following the Closing it will continue to make its best efforts to provide Party B with any and all the information and assistance in connection with the operation and maintenance of any Target Assets reasonably requested by Party B.

6.2	As from the execution of this Agreement, without consent from Party B, Party A may not use or disclose or divulge to any third party, any information relating to any Target Assets, except where the information is otherwise available in the public domain or where disclosure is required by the orders of a court having competent jurisdiction or any relevant regulatory authority.
Article 7          Representations, Warranties and Covenants of Party A
7.1	Party A hereby makes the representations, warranties and covenants in accordance with the terms set forth under Exhibit 1 (“Warranties”) to Party B,

and acknowledges that Party B executes this Agreement in reliance on the Warranties.
7.2	Each Warranty of Party A set forth in Exhibit 1 shall be severable and independent, and none of other provisions in this Agreement or the exhibits hereto may limit any Warranties.
7.3	Party A hereby further undertakes to indemnify Party B in full against any and all losses or liabilities, including but not limited to, any diminution of the value of any Target Assets, arising from breaches of any Warranties by Party A. In the event of any breach by Party A of Article 1 or 2 of Exhibit 1 hereto, Party B shall have the right to terminate this Agreement.
7.4	Both before and after the Closing, Party A shall promptly inform Party B in writing of any violations of the Warranties or any matters not consistent with the Warranties it becomes aware of.
Article 8          Representations and Warranties of Party B
       Party B hereby represents and warrants to Party A that from the date of this Agreement to the Closing Date (inclusive):
8.1	Party B is a branch of PetroChina Company Limited validly existing under applicable laws.
8.2	Party B has all necessary authority to enter into and perform this Agreement.
8.3	The execution and performance of this Agreement by Party B does not violate any laws or regulations applicable to it.

8.4	This Agreement constitutes a valid and binding contract of Party B.
Article 9          Employees
       Party A’s contractual employees working for the Target Assets shall be transferred to Party B and Party B may continue to use any other employees of Party A to satisfy its own business requirements.
Article 10          Access to Information
       From the date of this Agreement, Party A shall provide Party B and any persons authorized by Party B with and shall cause such person to be provided with access to (including the right to make copies of, where necessary) all materials regarding the Target Assets, and all books, title instruments, contracts, records and any other documents regarding the Target Assets, and the executive officers and employees of Party A shall promptly furnish such materials and explanations with respect thereto to any such persons.
Article 11          Force Majeure
       If a party has been prevented from performing all or part of its obligations provided in this Agreement because of an event of Force Majeure, including earthquake, typhoon, flood, fire, war and any governmental interference, or change of circumstances, it shall immediately notify the other Party in writing, and shall provide details of the event of Force Majeure or change of circumstances, as well as valid evidence supporting its inability to perform all or part of its obligations hereunder or the reasons for the extension of the term for performance, within seven (7) days following the occurrence of such an event. The parties shall negotiate to terminate this Agreement, partially release or extend the term for performance of the affected obligations, as necessary, based on the extent of the effect of such event on the performance of this Agreement.
Article 12          Communications
          Notices or other communications required to be given by either party hereto pursuant to this Agreement shall be written in Chinese and sent by personal delivery or in registered mail or facsimile to the address/fax number of the other party set forth below, and shall be deemed to have been duly given (i) on the date of delivery if by personal delivery, (ii) seven (7) days (excluding public holidays) after being delivered to postal services (as indicated by the postmark) if by registered mail, or (iii) upon the completion of transmission if by facsimile; provided, however, that the sender shall provide the intended recipient with the electronic answerbacks printed out by the sender’s facsimile machine indicating the complete transmission of the relevant notice or other communication to the intended recipient.
          If to Party A:
CNPC Liaoyang Petrochemical Fiber Company
Address: 5-1 Huoju Dajie, Hongwei District, Liaoyang City, Liaoning
Province, 111003
Fax: 0419-5355566
          If to Party B:
PetroChina Liaoyang Petrochemical Company
Address: 5-1 Huoju Dajie, Hongwei District, Liaoyang City, Liaoning
Province, 111003
Fax: 0419-5355566
Article 13          Governing Law and Dispute Resolution
13.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.
13.2	Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between Party A and Party B. If any dispute cannot be settled through consultations, such dispute shall be submitted to the respective supervisory organ of each party for resolution through further consultations. Where any dispute still fails to be resolved through such further consultations, either Party A or Party B may refer such dispute to the Arbitration Commission at the place which this Agreement is executed. Such dispute shall be finally settled by arbitration in accordance with the then effective rules of arbitration of such Arbitration Commission. An arbitral award is final and binding upon both parties.
Article 14          Other Provisions
14.1	The parties shall be solely responsible for their own costs and expenses arising from the transfer of the Target Assets hereunder according to the applicable laws.
14.2	The invalidity, illegality or unenforceability of any term or provision of this Agreement in any aspect at any time may not affect or prejudice the legality, validity and enforceability of any other terms and provisions of this Agreement.
14.3	This Agreement may not be assigned by either party hereto without consent from the other party hereto.
14.4	This Agreement together with any documents referred to herein shall constitute an entire agreement between the parties hereto. The parties expressly represent that any amendment to this Agreement shall be invalid unless in writing.
14.5	This Agreement shall come into effect upon being executed and stamped by the representative of each party.
Party A
CNPC Liaoyang Petrochemical Fiber Company (company seal)
Authorized representative: /s/ GENG Chenghui
Party B:
PetroChina Liaoyang Petrochemical Company (company seal)
Authorized representative: /s/ PAN Daqiang

Exhibit 1 Further Representations, Warranties and Covenants of Party A
                          Party A hereby represents, warrants and undertakes to Party B that unless otherwise agreed between the parties hereto, as of the Closing Date:
1. Corporate Matters
1.1	Party A is a wholly state-owned enterprise duly organized and validly existing under the laws of the PRC and has full and legal rights to own its assets and operate its business.

1.2	The business license, articles of association and other documents of Party A provided to Party B are accurate and complete, and for documents provided in photocopy, photocopies conform with the original.

1.3	Party A has all necessary power and authority to execute this Agreement and perform its obligations hereunder.

1.4	This Agreement and any other documents to be executed by Party A pursuant to this Agreement shall constitute the valid and binding obligations of Party A, which are enforceable in accordance with the relevant terms.
2. Approvals
2.1	The transfer of the Target Assets by Party A to Party B shall be conducted in accordance with the PRC laws.

2.2	At the Closing Date, all governmental approvals required for the transfer of the Target Assets, including but not limited to, the required approval for the change of land use rights certificates and title certificates, shall have been obtained, and Party A does not receive any written or oral notice that such approvals have been cancelled.

2.3	Party A has been granted all necessary authorization for the execution and performance of this Agreement.
2.4	The execution and performance of this Agreement do not violate any applicable laws or regulations.
3. Ownership and Conditions of Assets
3.1	Except as otherwise indicated, none of the Target Assets are subject to any encumbrance of any form. In the event of any legal proceedings in respect of financial guarantees or any other disputes arising prior to the Closing Date, such proceedings or disputes shall be assumed by Party A. Details regarding the Target Assets set forth in Exhibit 2 are true, complete and accurate in all aspects.

3.2
Party A shall have full ownership and/or use right to Target Assets, and there does not exist any requirement requiring that all or any portion of the Target Assets shall be transferred to any third party.

3.3	The construction and operation of the Target Assets have been approved by the competent PRC authorities and do not violate any PRC law or regulation.

3.4	Party A has been operating the Target Assets in compliance with the applicable PRC laws and regulations.

3.5	The machines, equipment, buildings and other overground and underground structures forming a part of the Target Assets are substantially in a sound status and fit for their intended purposes.

3.6
There is no dispute with the adjacent property owners or the competent authorities of state-owned land resources in relation to the demarcation lines or passages of any land, buildings and other structures forming a part of the Target Assets, .

3.7
There has never occurred any material interruption in the public utilities, such as the water supply, drainage, electricity supply or gas supply, in the buildings or other overground and underground structures that form a part of the Target Assets.

3.8
Party A holds good and transferable title and/or use right to the land, buildings and other structures that form a part of the Target Assets and are owned by Party A, and is the legal and de facto owner thereof under applicable laws and regulations.

4.	Continuous Operations

To the knowledge of Party A, there was/is not any circumstance which may materially affect the continuous operation of the Target Assets after Closing.

5.	Confidential Information

Any activity conducted by Party A on the Target Assets does not infringe on or abuse any know-how, customer or supplier list, trade secrets, proprietary technologies, patents or other confidential information of any third parties.

6.	Environmental Compliance

In the course of construction and operation of the Target Assets, Party A has always been in full compliance with any and all applicable laws and regulations regarding environmental protection (“Environmental Laws and Regulations”), and has never been subject to any governmental punishment due to the violation of any Environmental Laws and Regulations. Party A has sufficient resources and facilities, and will, at Party B’s request, assist Party B after Closing in complying with all Environmental Laws and Regulations which are currently in effect.

7.	Accuracy of the Information Provided

7.1	All the information contained in this Agreement (including without limitation, those covered in the preamble hereof) is true and accurate.

7.2
All the information provided by Party A prior to the execution of this Agreement to Party B and its professional advisors, officers and other staff in connection with the Target Assets was/will be true and accurate at the time of provision and during the period from the execution of this Agreement to the Closing Date. In addition, there does not exist any fact or circumstance that may render any of the above information untrue, inaccurate or misleading and has not been disclosed to Party B or its professional advisors in writing.

8.	Indemnification

8.1
Party A undertakes to indemnify Party B for any claims arising from Party A’s violation of any provision hereunder, including without limitation, Article 7 herein and “Further Representations, Warranties and Covenants of Party A” as set forth in Exhibit 1.

Exhibit 2 Scope of the Target Assets
The Target Assets shall include without limitation, all the assets, liabilities and interests associated with Party A, which in particular, include the following assets:
1.	such assets as machinery and equipment and ancillary devices, facilities and the buildings and other structures owned by any relevant entity of Party A;

2.
the rights and obligations under the contracts and agreements (including any amendments and supplements thereto) executed by Party A in respect of the Target Assets, including title to buildings and guarantees with respect to such contracts and agreements;

3.
if transferrable in accordance with applicable laws, the entire interests under any and all the permits, licenses, approval certificates, certificates, power of attorney, and any other similar documents possessed or owned by any relevant entity of Party A in connection with the operation of the Target Assets;

4.	rights to claim, set-off rights or any other similar rights of any relevant entity of Party A against any third party, in each case, relating to or arising from the Target Assets; and

5.
business records, accounting records, operating records, operating data, operating statistical data, manuals, maintenance handbooks, training handbooks and relevant technical records, technical documentation, technical data, technical drawings, technical handbooks, technical books, project research and development records and any other know-how possessed by Party A in connection with the Target Assets, whether saved in written, electronic or any other media.

Any other assets set forth in the Appraisal Report. The parties hereto agree that where they have any disagreement on the understanding of the Target Assets set forth in this Schedule, the contents of the Appraisal Report shall prevail.